Exhibit 99.1

KALO Announces Distribution Areas

MARKHAM, Ontario, July 11, 2012 /CNW/ - Kallo, Inc. (KALO.OB) is excited to announce that the Government of Ghana has extended an invitation to Kallo to visit Accra, Ghana on the 23rd of July for final discussions for approval of distribution and operation of Kallo’s Mobile Care Clinics.

Kallo’s Mobile Care Clinics allow physicians to provide mobile services to rural areas where people have difficulty traveling to receive care.

“In the remote areas of Ghana, our Mobile Care clinics will be lifesaving. We are delighted at the response we have received and are extremely excited about our engineering and clinical team being invited by Ghana’s Minister of Health for final discussions on the eHealth & Mobile Care program for the country.” said John Cecil, Chairman and CEO of Kallo Inc.

“As we prepare to travel to Accra, Ghana, we look forward to similar responses from other countries that we are negotiating with. We are delighted that the government of Ghana has decided to take this step in the interest of its people; the citizens of Ghana are on the verge of experiencing advanced HealthCare, not experienced before.” concluded Mr. Cecil.

ABOUT

Kallo, Inc., a medical information company, engages in the manufacturing and development of software that assists physicians and nurses to streamline patient information. Its software solution includes Electronic Medical Record software (EMR) and connectivity software that gathers medical information from various sources and deposits it into a single source as an electronic medical record for each patient.

Kallo, Inc. is a publicly traded company, listed on the OTC markets, (otcmarkets.com) stock symbol KALO.OB

Safe Harbor Statement:

This release includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as INCL or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

Media contact:
John Cecil or Vince Leitao
416-246-9997
http://www.kalloinc.ca//

SOURCE Kallo Inc.